THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
January 1, 1995 to March 31, 1996

                                             Capital   Unrealized
                                             in Excess   Gains
                                   Common    of Stated (Losses)   Retained    Treasury
                                    Stock      Value    Invest.   Earnings     Shares      Total
Balance January 1, 1995          $1,829,000 $4,979,000     $    $20,999,000 ($1,378,000)$26,429,000

 Net income qtr. ended 3/31/95        ---        ---       ---      985,000       ---       985,000
 Shares of common stock issued
  in connection with 401(k)
  plan & exercise of options          ---        1,000     ---       24,000      96,000     121,000
 Purchase of treasury shares          ---        ---       ---        ---       (39,000)    (39,000)
 Cash dividends paid                  ---        ---       ---     (164,000)      ---      (164,000)
                                  _________  _________ _________  _________   _________   _________
Balance March 31, 1995            1,829,000  4,980,000     ---   21,844,000  (1,321,000) 27,332,000

 Net income 4/1/95 to 12/31/95        ---        ---       ---    2,373,000       ---     2,373,000
 Shares of common stock issued
  in connection with grants,
  401(k) plan and exercise
   of stock options                   ---        6,000     ---       60,000      80,000     146,000
 Purchase of Treasury shares          ---        ---       ---        ---      (378,000)   (378,000)
 Cash dividends paid                  ---        ---       ---     (163,000)      ---      (163,000)
 Unrealized gains on short-
  term investments, net of
  deferred income taxes               ---        ---     72,000       ---         ---        72,000
 Equity in capital changes of
  First Indiana Corporation,
  net of deferred income taxes        ---        ---       ---      116,000       ---       116,000
                                  _________  _________ _________  _________   _________   _________
Balance December 31, 1995         1,829,000  4,986,000   72,000  24,230,000  (1,619,000) 29,498,000

 Net income qtr. ended 3/31/96        ---        ---       ---      638,000       ---       638,000
 Shares of common stock issued
  in connection with restricted
 grants, and exercise of
  stock options                       ---       34,000     ---      (12,000)     51,000      73,000
 Purchase of Treasury shares          ---        ---       ---        ---       (21,000)    (21,000)
 Cash dividends paid                  ---        ---       ---     (205,000)      ---      (205,000)
 Unrealized losses on short-term
   investments, net of deferred
   income taxes                       ---        ---    (87,000)      ---         ---       (87,000)
 Equity in other capital changes
  of  First Indiana Corp.,
  net of deferred income taxes        ---        ---       ---      (42,000)      ---       (42,000)
                                  _________  _________ _________  _________   _________   _________
Balance March 31, 1996           $1,829,000 $5,020,000 ($15,000)$24,609,000 ($1,589,000)$29,854,000
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See accompanying Notes to Consolidated Financial Statements.
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